Exhibit 10(iii)(y)

Whirlpool Corporation

Executive Deferred Savings Plan II

(As Amended and Restated Effective January 1, 2009)

Contents

	Article 1. Establishment and Purpose	1

1.1	Establishment	1
1.2	Purpose	1

	Article 2. Definitions	1

2.1	Definitions	1
2.2	Gender and Number	3

	Article 3. Eligibility for Participation	3

3.1	Eligibility	3

	Article 4. U.S. Participant Election to Defer	3

4.1	Base Salary or Short-Term Incentive Compensation Deferral Amount	3
4.2	Deferral of Long-Term Incentive Compensation	3
4.3	Time and Form of Payment	4
4.4	Cancellation or Changes to Deferral or Payment Elections	5
4.5	Cash-Out of Small Account Balances	5
4.6	Distributions on Account of Death or Disability	6
4.7	Delay of Payment	6

	Article 5. Non-U.S. Participant Deferral	7

5.1	Base Salary or Short-Term Incentive Compensation Deferral Amount	7
5.2	Long-Term Incentive Compensation Deferral Amount	7
5.3	Deferral Period	7
5.4	Manner of Payment	7

	Article 6. Deferred Accounts	7

6.1	Participant Account(s)	7
6.2	Deemed Investment of Accounts	7
6.3	Charges Against Accounts	8
6.4	Contractual Obligation	8
6.5	Unsecured Interest	8

	Article 7. Payment of Deferred Amounts	8

7.1	Payment of Deferred Amounts	8
7.2	Payment due to Unforeseeable Emergency	8

	Article 8. Beneficiary	9

8.1	Beneficiary	9

	Article 9. Rights of Employees, Participants	9

9.1	Employment	9
9.2	Nontransferability	9

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	Article 10. Administration	10

10.1	Administration	10
10.2	Conflicting Terms	10

	Article 11. Claims Procedure	10

11.1	Claims Procedure	10

	Article 12. Amendment and Termination of the Plan	11

12.1	Amendment	11
12.2	Termination	11

	Article 13. Change in Control	12

13.1	In General	12

	Article 14. Requirements of Law	12

14.1	Requirements of Law	12
14.2	Section 409A Compliance	12
14.3	Governing Law	13

	Article 15. Employment, State, Local and Foreign Taxes	13

15.1	Withholding	13
15.2	Acceleration of Payment	13

	Article 16. Effective Date of the Plan	14

16.1	Effective Date	14

	Article A-1. Purpose, Eligibility and Effective Date	A-1

A-1.1	Purpose	A-1
A-1.2	Effective Date	A-1
A-1.3	Eligibility	A-1
A-1.4	Participation	A-1

	Article A-2. Definitions	A-1

A-2.1	Definitions	A-1

	Article A-3. Participant Deferral Elections and Contribution Credits	A-3

A-3.1	Participant Elections to Defer	A-3
A-3.2	Participant Contribution Credits	A-3

	Article A-4. Employer Matching Contribution Credits	A-3

A-4.1	Employer Matching Contribution Credits	A-3
A-4.2	Timing of Employer Matching Contribution Credits	A-4
A-4.3	Special Rule Regarding 2007 Deemed Matching Contribution Credits	A-4

	Article A-5. Automatic Company Contribution Credits	A-4

A-5.1	Automatic Company Contribution Credits	A-4
A-5.2	Timing of Automatic Company Contribution Credits	A-5

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	Article A-6. Accounts; Vesting; Earnings and Losses	A-5

A-6.1	Restoration Accounts	A-5
A-6.2	Participant Contribution Credit Subaccount	A-5
A-6.3	Automatic Company Contribution Credit Subaccount	A-5
A-6.4	Employer Matching Contribution Credit Subaccount	A-5
A-6.5	Vesting of Contribution Credits	A-5
A-6.6	Investment Options	A-5
A-6.7	Adjustment of Restoration Accounts	A-6

	Article A-7. Distributions	A-6

A-7.1	Distribution of Benefits	A-6

	Article A-8. Amendment or Termination	A-6

A-8.1	Amendment and Termination	A-6

iii

Article 1. Establishment and Purpose

1.1 Establishment

Whirlpool Corporation (a Delaware corporation hereinafter referred to as the “Company”) established this nonqualified deferred compensation plan for executives as described herein, known as THE WHIRLPOOL EXECUTIVE DEFERRED SAVINGS PLAN II (hereinafter called the “Plan”) effective January 1, 2005. This Plan is applicable to deferrals of salary and incentives earned on and after January 1, 2005, and amounts deferred under The Executive Deferred Savings Plan, effective September 1, 1990, as amended (the “Grandfathered Plan”), that were not vested as of December 31, 2004. The Plan is hereby amended and restated effective January 1, 2009 to make changes to the Plan as required or permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable guidance issued thereunder.

1.2 Purpose

The purpose of this Plan is to provide a means whereby Participants may elect to defer receipt of the following forms of compensation payable by the Company, subject to Committee approval: (i) Base Salary, (ii) Short-Term Incentive Compensation, and (iii) Long-Term Incentive Compensation.

Article 2. Definitions

2.1 Definitions

Whenever used herein, the following terms shall have the meaning set forth below:

(a)	“Base Salary” means an Employee’s permanent wages; salaries; shift premiums; overtime; sales commissions; vacation and holiday pay; and paid leave for jury duty, bereavement leave and military duty.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Change in Control” means an event that would constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A.

(d)	“Committee” means the Human Resources Committee of the Board empowered to take actions as stated in this Plan.

(e)	“Company” means Whirlpool Corporation, a Delaware corporation.

(f)

“Disability” or “Disabled” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. The Participant will be deemed to be Disabled if he or she is determined to be totally disabled by the Social Security Administration or if he or she is determined to be disabled in accordance with the Company’s (or Subsidiary’s, if applicable) disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the foregoing definition of Disability.

(g)	“Employee” means a regular salaried employee (including executives and directors who are also employees) of the Company or its Subsidiaries, or any branch or division thereof.

(h)	“Long-Term Incentive Compensation” means such long-term incentives as the Committee may approve from time to time, including long-term incentive compensation that may qualify as performance-based compensation, as described in Section 409A.

(i)	“Non-U.S. Participant” means any Participant who is subject to taxation by a country other than the United States of America (“U.S.”) and who is not subject to taxation by the U.S. Government.

(j)	“Participant” means an Employee who is designated by the Committee to participate in this Plan or who becomes a Participant under Supplement A.

(k)	“Section 409A” means Code section 409A, the final regulations issued under Code section 409A, and all other Internal Revenue Service guidance that may be issued thereunder.

(l)	“Separation from Service” has the meaning given to such term in Section 409A.

(m)	“Short-Term Incentive Compensation” means such short-term incentives as the Committee may approve from time to time.

(n)	“Stock Award” means an award granted under a Plan or program maintained by the Company, including but not limited to the Whirlpool Executive Stock Appreciation and Performance Program, and the Whirlpool Strategic Excellence Program, which provides for the settlement of the award in stock of the Company and which has been deferred in accordance with the provisions of this Plan.

(o)	“Subsidiary” means any corporation, a majority of the total combined voting power of all the classes of stock of which is directly or indirectly owned by the Company.

(p)	“Unforeseeable Emergency” means (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or a dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), Section 152(b)(2) and Section 152(d)(1)(B) of the Code) of the Participant; (ii) loss of the Participant’s property due to casualty (including the need to rebuild the Participant a home following damage to a home not otherwise covered by insurance); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether an Unforeseeable Emergency exists will be determined by the Committee, in its discretion, in accordance with Section 409A.

(q)	“U.S. Participant” means any Participant who is subject to taxation by the U.S. Government.

(r)	“Year” means the 12-month period beginning January 1 and ending December 31.

2.2 Gender and Number

Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Article 3. Eligibility for Participation

3.1 Eligibility

Participation in the Plan shall be limited to: (a) those Employees of the Company or any Subsidiary designated as Participants by the Committee; or (b) any Employee of the Company or any Subsidiary who becomes eligible to participate in Supplement A pursuant to Section 1.3 thereof. In the event an Employee no longer meets the requirements for participation in this Plan, as determined by the Committee in its discretion, he shall become an inactive Participant, retaining all the rights described under this Plan, except the right to make deferrals under the Plan, until the time that he again becomes an active Participant. Notwithstanding the foregoing, nothing in this Plan shall be construed as requiring or permitting the cancellation of a Participant’s valid deferral election if such Participant’s ineligibility to continue as an active Participant in the Plan results from such Participant’s transfer to a position that is otherwise not eligible to participate in the Plan, except as permitted by Section 409A.

Article 4. U.S. Participant Election to Defer

4.1 Base Salary or Short-Term Incentive Compensation Deferral Amount

At any time prior to December 31 of each Year, and subject to the approval of the Committee, a U.S. Participant may elect, in accordance with such procedures as may be established by the Committee, to defer:

(a)	any part (in 5% increments up to 75%) of his Base Salary to be earned during the immediately following calendar Year, and

(b)	any part (in 5% increments up to 75%) of any Short-Term Incentive Compensation payable with respect to services to be performed in the immediately following Year.

4.2 Deferral of Long-Term Incentive Compensation

(a)

Long-Term Incentive Compensation. With respect to Long-Term Incentive Compensation that qualifies as performance-based compensation as described in Section 409A, the Committee may permit eligible Participants to defer any part (in 5% increments up to 75%) of the amount of Long-Term Incentive Compensation to be paid for such performance period provided that the election to defer is made no later than the date that is six months before the end of the performance period. In no event will an election to defer Long-Term Incentive Compensation be permitted after such compensation has become both substantially certain to be paid and readily ascertainable. With respect to Long-Term Incentive Compensation that does not qualify as performance-based compensation as described in Section 409A, the Committee may establish procedures for the deferral of such compensation provided such procedures comply with the provisions imposed by Section 409A.

(b)

Elections with respect to unvested amounts. With respect to awards of Long-Term Incentive Compensation that require the Participant’s continued performance of services for at least twelve months from grant of an award thereunder before the Participant vests in the award, the Committee may permit eligible Participants to defer any part (in 5% increments up to 75%) of the payment of the award, provided that the election to defer such compensation is made on or before the thirtieth (30th) day after grant of the award and the election is made at least twelve months in advance of the earliest possible vesting date.

(c)	Stock Awards. Stock Awards shall have no voting rights. Dividend equivalents declared with respect to a Participant’s Stock Awards in accordance with the underlying program governing the terms of the Stock Award shall be credited to the Participant’s account(s) under the Plan and paid in accordance with the provisions of Section 4.3, Section 4.4, Section 4.5, Section 4.6 or Section 4.7, as applicable.

4.3 Time and Form of Payment

Subject to Section 4.4(b), Section 4.5, Section 4.6 and Section 4.7, payment of the amounts deferred under the Plan shall be made to the U.S. Participant as follows:

(a)	in a lump sum payment on the first regular Company payroll date for salaried exempt employees to occur in the seventh calendar month following such Participant’s Separation from Service; or

(b)	if elected by the Participant in accordance with procedures adopted by the Committee,

(1)	in a lump sum payment on the first regular Company payroll date for salaried exempt employees to occur in the seventh calendar month following such Participant’s Separation from Service, or

(2)	in a lump sum payment on the first regular Company payroll date for salaried exempt employees to occur in April of the calendar year following the first anniversary of the Participant’s Separation from Service, or

(3)	in ten (10) substantially equal annual installments (based on a declining balance method) with the first installment payable on the first regular Company payroll date for salaried exempt employees in the seventh calendar month next following the Participant’s Separation from Service and the second through the tenth installments payable in each successive tax year of the Participant on the first regular Company payroll date for salaried exempt employees after the anniversary of the first installment payment.

All payments of deferred compensation hereunder shall be made in cash, except that all Stock Awards which would have been paid in stock if not deferred shall be paid in stock. In the case of a distribution in stock to a Participant who has elected installment payments in accordance with Section 4.3(b), any installment that would consist of fractional shares of stock will be rounded down to the next lower number of whole shares of stock.

4.4 Cancellation or Changes to Deferral or Payment Elections

The elections in Sections 4.1, 4.2 and 4.3 (and Section A-3.1 of Supplement A) are irrevocable once made and may not be modified or terminated by the Participant or his beneficiary, except as follows:

(a)	Cancellation of Deferral Elections in the Event of Unforeseeable Emergency. A Participant’s deferral election under Sections 4.1 and 4.2 (and Section A-3.1 of Supplement A) may be cancelled due to an Unforeseeable Emergency or a hardship distribution pursuant to Section 1.401(k)-1(d)(3) of the Treasury Regulations. In the event of cancellation of a Participant’s deferral election under this Section 4.4(a), any later deferral election must comply with the provisions of Sections 4.1 or 4.2, as applicable.

(b)	Subsequent Deferral Election Affecting the Time and Form of Payment. Subject to Section 4.5 and Section 4.6, a Participant may make a subsequent election to defer the time of payment of the amounts deferred under the Plan on his or her behalf, provided that

(1)	the election shall not become effective until at least twelve (12) months after the date on which the election is made;

(2)	the election is made at least twelve (12) months before the date that payment would otherwise have occurred (or in the case of installment payments, at least twelve months before the date the first installment would otherwise have been paid); and

(3)	payment of the amounts deferred on the Participant’s behalf shall be made in a lump sum on the date that is five (5) years from the date such payment would otherwise have occurred (or in the case of a participant who had previously elected installment payments, five years from the date the first installment would otherwise have been paid).

4.5 Cash-Out of Small Account Balances

The Company shall disregard a Participant’s election regarding the time and form of payment (as described in Section 4.3(b)) and a Participant’s subsequent deferral election (as described in Section 4.4(b)) if the amounts deferred on behalf of the Participant (including earnings) under this Plan and all other nonqualified deferred compensation plans maintained by the Company which are aggregated with this Plan pursuant to Treasury Regulation Section 1.409A-1(c)(2) upon such Participant’s Separation from Service does not exceed $100,000. In such case, the amounts deferred under the Plan on behalf of the Participant will be paid in a lump sum cash payment on the first regular Company payroll date for salaried exempt employees to occur in the seventh calendar month following such Participant’s Separation from Service.

4.6 Distributions on Account of Death or Disability

Notwithstanding Section 4.3 and Section 4.4(b), in the event a Participant dies or becomes Disabled before all amounts deferred on his or her behalf under the Plan are distributed, all remaining amounts deferred on the Participant’s behalf (including all amounts remaining in the Plan on behalf of a Participant who had commenced to receive installment payments pursuant to Section 4.3(b)) will be paid in a lump sum payment on the first Company payroll date for salaried exempt employees in the month following the Participant’s death or Disability, as applicable.

4.7 Delay of Payment

Notwithstanding any other provision in the Plan, payment of the amounts deferred under the Plan will be delayed as follows:

(a)	If any Participant is a Specified Employee (as defined in Section 409A), upon a Separation from Service for any reason other than death, commencement of payment to such Participant shall not be made before the date that is six (6) months after the date of his or her Separation from Service (or, if earlier, the date of death of the Participant). Payments to which a Specified Employee would otherwise be entitled during this period shall be accumulated and paid, together with earnings that have accrued during this six-month delay, on the first Company payroll date for salaried exempt employees in the seventh calendar month following the date of his Separation from Service.

(b)	If the Company reasonably anticipates that any portion of the benefit payable under the Plan to any Participant could be limited or nondeductible under Code section 162(m) (or cause other amounts payable by the Company to be nondeductible under Code section 162(m)), then the payment of such portion of the benefit to such Participant shall be delayed until the earliest date on which the Company reasonably anticipates that the deduction will not be limited or eliminated by application of Code section 162(m).

(c)	Payment of the amounts deferred under the Plan may be delayed as permitted under Section 409A, as if stated in the Plan, for example, if the making of a payment would jeopardize the ability of the Company to continue as a going concern, or the Company reasonably anticipates that the making of the payment will violate Federal securities or other applicable laws.

(d)	If the payment of any deferred amount hereunder is delayed for any reason beyond the Participant’s date of Separation from Service, the portion so delayed will be credited with earnings, if any, from the date of the Participant’s Separation from Service until paid.

Article 5. Non-U.S. Participant Deferral

5.1 Base Salary or Short-Term Incentive Compensation Deferral Amount

At any time prior to December 31 of each Year, the Company may, by written notice, request any Non-U.S. Participant to defer:

(a)	any part (in 5% increments up to 75%) of his Base Salary to be earned during the immediately following calendar Year, and

(b)	any part (in 5% increments up to 75%) of any Short-Term Incentive Compensation, or any bonus plan established for Non-U.S. Participants, or any successor plan, with respect to services to be performed in the immediately following Year.

5.2 Long-Term Incentive Compensation Deferral Amount

At any time prior to October 1 of the last Year of any performance period under any Long-Term Incentive Compensation plan, the Company may, by written notice, request any Non-U.S. Participant to defer any part (in 5% increments up to 75%) of the incentive to be paid for such performance period.

5.3 Deferral Period

Payment of the amount deferred under the Plan shall be made to the Non-U.S. Participant as soon as administratively feasible following: (a) the earliest to occur of his: (i) Disability, (ii) death, or (iii) Separation from Service; or (b) to the extent that the Committee authorizes such an election, a date irrevocably elected by a Participant that is either five (5) or ten (10) years after the date such Participant elects to defer such amounts in accordance with this Article 5.

5.4 Manner of Payment

The Chairman and Chief Executive Officer may determine the manner of payment to any Non-U.S. Participant or beneficiary.

Article 6. Deferred Accounts

6.1 Participant Account(s)

The Company shall establish and maintain a bookkeeping account(s) for each Participant, to be credited as of the date the Long-Term Incentive Compensation, Short-Term Incentive Compensation, or Base Salary is actually deferred.

6.2 Deemed Investment of Accounts

The Company shall, from time to time, in its sole discretion, select one or more investment options (which may, but need not, be comparable to the investment options offered under the Whirlpool 401(k) Retirement Plan) to be made available as the measuring standards for crediting earnings and losses to a Participant’s account(s). A Participant may select from such investment options, in a manner established by the Company, the investment option or options to apply to his or her account(s) and may change such selections, all in accordance with such rules as the Company may establish. If a Participant fails to make an investment election under this Section 6.2, his account(s) will be invested in a default investment fund designated by the Company.

Accounts shall be adjusted for investment earnings or losses as of each business day. The earnings or losses to be credited to the portion of any Participant’s account(s) under this Section 6.2 for any period shall be equivalent to the amount of earnings or losses which would have been credited to the account(s) if such portion of such account(s) had actually been invested in such investment options during such period in the manner selected by the Participant.

6.3 Charges Against Accounts

There shall be charged against each Participant’s account any payments made to the Participant or to his beneficiary in accordance with Article 7 hereof.

6.4 Contractual Obligation

It is intended that the Company is under a contractual obligation to make payments from a Participant’s account when due. Account balances shall not be financed through a trust fund or insurance contracts or otherwise unless owned by the Company. Payment of account balances shall be made out of the general assets of the Company.

6.5 Unsecured Interest

No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

Article 7. Payment of Deferred Amounts

7.1 Payment of Deferred Amounts

Payment of a Participant’s deferred Base Salary or Incentive Compensation, plus accumulated deemed investment earnings and losses attributable thereto, shall be paid, in the time and manner described in Articles 4 and 5 of the Plan.

7.2 Payment due to Unforeseeable Emergency

Notwithstanding any provision in the Plan to the contrary, upon a finding that the Participant has suffered an Unforeseeable Emergency, the Committee may, in its sole discretion, allow payment of the Participant’s deferred amounts prior to the time otherwise specified for payment of benefits under the Plan. Whether a Participant is faced with an Unforeseeable Emergency permitting a payment under this Section shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an Unforeseeable Emergency shall not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan. Distributions because of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).

Article 8. Beneficiary

8.1 Beneficiary

A Participant may designate a primary beneficiary or beneficiaries who, upon his death, are to receive the distributions that otherwise would have been paid to him. In addition, the Participant shall designate a contingent beneficiary or beneficiaries who shall receive distributions should the primary beneficiary or beneficiaries predecease the Participant. All designations shall be in writing and shall be effective only if and when delivered to the Corporate Vice President — Human Resources during the lifetime of the Participant.

The designation of a spouse as a beneficiary shall automatically be revoked upon divorce or legal separation.

In the absence of a beneficiary designation or in the event that all of the named beneficiaries predecease the Participant, or if there is doubt as to the right of any beneficiary, the Company shall make payments to the surviving member(s) of the following classes of beneficiaries, in equal shares, with preference for classes in the order listed below:

(a)	the Participant’s spouse (unless legally separated by court decree),

(b)	the Participant’s children (including children by adoption),

(c)	the Participant’s parents (including parents by adoption), and

(d)	the Participant’s executor or administrator.

Benefits will be paid exclusively to the member(s) of the first class in the order listed above, which has surviving member(s). If that class has more than one member, payment will be made in equal shares among members of that class.

Article 9. Rights of Employees, Participants

9.1 Employment

Nothing in this Plan shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Employee’s or Participant’s employment at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company or any of its Subsidiaries.

9.2 Nontransferability

No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge and bankruptcy. In the event of a Participant’s death, payment of any amounts due under this Plan shall be made to the Participant’s designated beneficiary, or in the absence of such designation, to the classes of beneficiaries as stated in Section 8.1 herein.

Article 10. Administration

10.1 Administration

(a)	The Chairman of the Board and Chief Executive Officer (the “Chairman”) shall be responsible for the day-to-day administration of the Plan, subject to the control and direction of the Committee. The Chairman is authorized to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company; and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan or the directions of the Committee and only to the extent any such action does not operate to disproportionately advantage the Chairman in the event the Chairman is a Participant in the Plan.

(b)	The Committee shall determine within the limits of the express provisions of the Plan the Employees to whom, and the time or times at which, participation shall be extended and the amount which may be deferred. In making such determinations, the Committee may take into account the nature of the services rendered by such Employees or classes of Employees, their present and potential contributions to the Company’s or its Subsidiaries’ success, and such other factors as the Committee in its discretion shall deem relevant. The determination, interpretation, or other action of the Committee made or taken pursuant to the provisions of the Plan shall be final and shall be binding and conclusive for all purposes and upon all persons or other interested parties.

10.2 Conflicting Terms

To the extent that the terms of this Plan conflict with the written terms of any annual or long-term incentive plan or program maintained by the Company with respect to the deferral of amounts under those plans or programs, the terms of this Plan shall control.

Article 11. Claims Procedure

11.1 Claims Procedure

Benefits shall be paid in accordance with the provisions of this Plan.

(a)	The Participant, or a designated recipient or any other person claiming through the Participant, shall make a written request for benefits under this Plan. This written claim shall be mailed or delivered to the Committee. Such claim shall be reviewed by the Committee or a delegate.

(b)	If the claim is denied, in full or in part, the Committee shall provide a written notice within (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation regarding the steps to be taken if a review of the denial is desired. However, if special circumstances require an extension of the period of time for considering a claim, the 90-day period can be extended for an additional 90 days by giving the claimant written notice of the extension, the reason why the extension is necessary, and the date a decision is expected.

(c)	If the claim is denied and a review is desired, the Participant (or beneficiary) shall notify the Committee in writing within sixty (60) days after receipt of the written notice of denial. In requesting a review, the Participant or beneficiary may request a review of pertinent documents with regard to the benefits created under this Plan, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.

(d)	The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. However, if special circumstances require an extension of the period of time for considering an appeal, the 60-day period can be extended for an additional 60 days by giving the claimant written notice of the extension, the reason why the extension is necessary, and the date a decision is expected. The decision shall be written and shall state the specific reasons for the decision including references to the specific provisions of this Plan on which the decision is based.

Article 12. Amendment and Termination of the Plan

12.1 Amendment

The Committee, consistent with relevant Board action, may amend or modify the Plan, at any time and from time to time and in any respect, provided, however, that no such action of the Committee, without approval of the Participant, may adversely affect in any way any amounts already deferred pursuant to the Plan.

12.2 Termination

The Company reserves the right to terminate the Plan in accordance with this Section.

(a)	Bankruptcy. The Company may terminate the Plan within twelve months of a corporate dissolution taxed under Code section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of: (i) the calendar year in which the Plan termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)

Change in Control. The Company may terminate the Plan within the thirty days preceding a Change in Control, or the Company, or a successor company that is primarily liable for payment of amounts deferred under the Plan immediately after the Change in Control transaction, may terminate the Plan within the twelve months following a Change in Control. The Plan will be treated as terminated only if all substantially similar arrangements sponsored by the Company (or the successor company, if applicable) and all affiliates are terminated, so that the Participants in the Plan and all participants that experienced the Change in Control event under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve months of the date the Company (or the successor company) irrevocably takes all necessary action to terminate the arrangements.

(c)	Discretionary Termination. The Company may terminate the Plan at any time in its discretion, provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Company; (ii) all arrangements sponsored by the Company and its affiliates that would be aggregated with any terminated arrangement under Section 409A if the same individual participated in all of the arrangements, are terminated; (iii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve months of the termination of the arrangements; (iv) all payments are made within twenty-four months of the termination of the arrangements; and (v) the Company and its affiliates do not adopt a new arrangement that would be aggregated with any terminated arrangement under Section 409A if the same individual participated in both arrangements, at any time within three years following the date of termination of the Plan.

(d)	Other. The Company may terminate the Plan upon such other events and in such other conditions as the Commissioner of Internal Revenue may prescribe in generally applicable published guidance.

Article 13. Change in Control

13.1 In General

In the event of a Change in Control of the Company, all amounts due to Participants under this Plan shall continue to be deferred, and shall continue to be credited with deemed investment earnings and losses, until scheduled payments would otherwise be made in accordance with the provisions of the Plan, provided that the Company (or a successor company) may take action to terminate the Plan and provide for payment of all amounts deferred under the Plan in a lump sum payment in accordance with Section 12.2(b).

Article 14. Requirements of Law

14.1 Requirements of Law

The Plan is intended to be an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees under sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The payment of cash pursuant to this Plan shall be subject to all applicable laws, rules, and regulations, and shall not be made except upon approval of proper government agencies as may be required.

14.2 Section 409A Compliance

It is intended that any income to a Participant deferred pursuant to this Plan will not be subject to interest and additional tax under Section 409A. The provisions of the Plan will be interpreted and construed in favor of the Plan meeting any applicable requirements of Section 409A. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A, or would cause the administration of the Plan to fail to satisfy Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. The Company, in its absolute discretion, may amend (including retroactively) this Plan to conform to Section 409A, including amendments to facilitate the ability of a Participant to avoid the imposition of interest and additional tax under Section 409A. However, nothing herein shall be construed as a guaranty by the Company of any particular tax effect on any income deferred under the terms of the Plan pursuant to a Participant’s election. In any event, the Company will have no responsibility for the payment of any applicable taxes on income deferred by the Participant pursuant to the provisions of this Plan.

14.3 Governing Law

This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, and any other applicable Federal law, including Section 409A, and to the extent not preempted by Federal law, this Plan shall be governed by, construed and administered under the laws of the State of Michigan, other than its laws respecting choice of law.

Article 15. Employment, State, Local and Foreign Taxes

15.1 Withholding

The Company shall deduct from all payments under this Plan an amount necessary to satisfy any Federal, state, local, or foreign withholding tax requirements.

15.2 Acceleration of Payment

The time and schedule of payments that would otherwise occur pursuant to Article 4, may be accelerated as follows:

(a)	A payment may be made to pay the Federal Insurance Contribution Act (FICA) tax imposed by Code Sections 3101, 3121(a), and 3121(v)(2) on amounts deferred under the Plan (the FICA amount).

(b)	A payment may be made to pay state, local, or foreign tax obligations arising from participation in the Plan that apply to amounts deferred under the Plan before the amounts are paid or made available to the Participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. Such payment may be made by distributions to the Participant in the form of withholding pursuant to provisions of the applicable state, local, or foreign law or by distribution directly to the Participant.

(c)	A payment may be made to pay the Federal income tax at the source on wages imposed under Code Section 3401, or the corresponding withholding provisions of applicable state, local, or foreign tax laws, as a result of payment of the FICA amount and/or the state, local, or foreign tax amount, and to pay the additional income tax at source on wages attributable to the pyramiding under Code Section 3401 wages and taxes.

However, the total payment to or on behalf of the Participant pursuant to this acceleration provision may not exceed the aggregate of the FICA, state, local, and/or foreign tax amount, and the Federal income tax withholding related to such FICA, state, local and/or foreign tax amounts.

Article 16. Effective Date of the Plan

16.1 Effective Date

The Plan was originally effective as of January 1, 2005. The Plan as amended and restated hereby is effective as of January 1, 2009.

IN WITNESS WHEREOF, WHIRLPOOL CORPORATION has caused this Plan to be executed below by its duly authorized representatives this _19th day of December, 2008.

WHIRLPOOL CORPORATION

By:	/s/ David A. Binkley
David A. Binkley,
Senior Vice President
Global Human Resources

ATTEST:

By:	/s/ Robert J. LaForest
Robert J. LaForest,
Associate General Counsel and Assistant Secretary

Supplement A to the Whirlpool Executive Deferred Savings Plan II

(As Amended and Restated Effective January 1, 2009)

Article A-1. Purpose, Eligibility and Effective Date

A-1.1 Purpose

This Supplement A to the Whirlpool Executive Deferred Savings Plan II (“Supplement A”) has been established for the mutual benefit of the Company, its Subsidiaries and Participants with its primary purpose to supplement retirement benefits provided by the Whirlpool Corporation 401(k) Retirement Plan to the extent that benefits under the 401(k) Retirement Plan are limited by (i) Section 401(a)(17) of the Code regarding limits on the amount of annual compensation that can be recognized under the 401(k) Retirement Plan, (ii) Section 402(g) of the Code regarding annual limits on elective deferrals under the 401(k) Retirement Plan, and/or (iii) Section 415 of the Code regarding the limitations on contributions and other additions to Participant’s accounts under the 401(k) Retirement Plan. This Supplement A is intended to be an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel (within the meaning of the applicable provisions of ERISA) and shall be administered in a manner consistent with this intent. This Supplement A shall also be known as the “Whirlpool Executive Restoration Plan”.

A-1.2 Effective Date

The Whirlpool Executive Restoration Plan described in this Supplement A was originally effective January 1, 2007. The provisions of Supplement A as amended and restated hereby are effective as of January 1, 2009.

A-1.3 Eligibility

An Employee shall be eligible to participate in this Supplement A under Article A-3 and Article A-4 if the Employee: (a) is in Band 4 or above, or its current equivalent under the Company’s position grading system, and (b) makes an irrevocable election to participate in this Supplement A for the Plan Year.

An Employee shall be eligible to participate in this Supplement A under Article A-5 if the Employee: (a) is in Band 4 or above, or its current equivalent under the Company’s position grading system, and (b) has compensation that exceeds the Annual Compensation Limit. Notwithstanding the preceding sentence, no Employee who is a Retirement Zone Participant under the terms of the Whirlpool Employees Pension Plan shall be eligible to participate in this Supplement A under Article A-5 for Plan Years beginning before January 1, 2010.

A-1.4 Participation

A person who is eligible to participate in this Supplement A shall become a Participant under this Supplement A as of the first day of the Plan Year next following the Plan Year during which such person meets the eligibility conditions described in Section A-1.3 above.

Article A-2. Definitions

A-2.1 Definitions

Whenever used in this Supplement A, the following terms shall have the meaning set forth below unless the context clearly indicates otherwise. Capitalized Terms not defined in this Supplement A shall have the meanings ascribed to such terms in the Plan.

(a)	“401(k) Retirement Plan” means the Whirlpool Corporation 401(k) Retirement Plan, as amended.

(b)	“Annual Compensation Limit” means $225,000, as adjusted by the Commissioner of Internal Revenue for increases in the cost-of-living in accordance with Code Section 401(a)(17)(B).

(c)	“Automatic Company Contribution Credit Subaccount” means the bookkeeping subaccount established pursuant to Section A-6.3

(d)	“Bonus Compensation” means short-term bonus payments designated by the Committee, provided, however, that short-term bonus payments shall be considered Bonus Compensation in the year earned and not in the year paid. Notwithstanding the foregoing, if an Employee is a participant in the Whirlpool Supplemental Executive Retirement Plan, such Employee’s Bonus Compensation shall be deemed to be zero ($0).

(e)	“Compensation” means an Employee’s permanent wages; salaries; shift premiums; overtime; sales commissions; vacation and holiday pay; and paid leave for jury duty, bereavement leave and military duty. Compensation shall also include tax-deferred deposits made on behalf of an Employee under the 401(k) Retirement Plan or under a plan of the Company which qualifies under Code Sections 125 or 132(f). Compensation shall also include amounts an Employee elects to defer under nonqualified deferred compensation plans maintained by the Company. Compensation shall not include cash payments or the value of benefits received under the Employer’s Flex Choice flexible benefits program, moving expenses, tuition expenses and reimbursements for employee purchases.

(f)	“Contribution Credits” means Participant Contribution Credits, Automatic Company Contribution Credits, Employer Matching Contribution Credits and Deemed Matching Contribution Credits.

(g)	“Employer Matching Contribution Credit Subaccount” means the bookkeeping subaccount established pursuant to Section A-6.4.

(h)	“Participant” means an Employee who is eligible to receive benefits under this Supplement A.

(i)	“Participant Contribution Credit Subaccount” means the bookkeeping subaccount established pursuant to Section A-6.2.

(j)	“Plan Year” means the calendar year.

(k)	“Restoration Account” means the bookkeeping account created by the Company for the administration of each Participant’s benefits under this Supplement A.

(l)	“Total Compensation” means the sum of a Participant’s Compensation and Bonus Compensation.

Article A-3. Participant Deferral Elections and Contribution Credits

A-3.1 Participant Elections to Defer

Prior to the start of each Plan Year, a Participant shall make an irrevocable election to defer a percentage between zero (0%) and fifteen (15%) percent of such Participant’s Compensation and a percentage between zero (0%) and fifteen (15%) of such Participant’s Bonus Compensation for that Plan Year under this Supplement A. Such percentages shall be the same percentages that such Participant elects to defer under the 401(k) Retirement Plan but deferrals shall be made under this Supplement A to the extent that deferrals cannot be made under the 401(k) Retirement Plan because of limits under Code Sections 401(a)(17), 402(g) or 415. A Participant’s election for any Plan Year shall also govern the deferral of such Participant’s Bonus Compensation earned in the Plan Year but paid in March of the following Plan Year.

A-3.2 Participant Contribution Credits

Credits (“Participation Contribution Credits”) shall be made to the Restoration Account of a Participant to reflect the amount of Compensation and Bonus Compensation deferred by such Participant.

Article A-4. Employer Matching Contribution Credits

A-4.1 Employer Matching Contribution Credits

(a)	For each Plan Year the Company shall make a contribution credit (an “Employer Matching Contribution Credit”) to the Restoration Account of each Participant in an amount equal to: (a) one hundred percent (100%) of the first three percent (3%) of such Participant’s Total Compensation that such Participant elects to defer under this Supplement A for such year, and (b) fifty percent (50%) of the next two percent (2%) of such Participant’s Total Compensation that such Participant elects to defer under this Supplement A for such Plan Year. The amount of the Employer Matching Contribution Credit for a Participant shall be reduced by the amount of employer matching contributions, if any, made for the Participant under the 401(k) Retirement Plan.

(b)

Notwithstanding the preceding paragraph (a) of this section: (i) an Employee who is a Retirement Zone Participant under the terms of the Whirlpool Employees Pension Plan and who is in Bands 00 – 4a shall not be eligible to receive an Employer Matching Contribution Credit with respect to any portion of the Participant’s Total Compensation deferred by the Participant while an employee of the Employer in Band 00, 01, 02, 03 or 4a for Plan Years beginning before January 1, 2010, and shall receive an Employer Matching Contribution Credit for Plan Years beginning before January 1, 2010 with respect to any portion of the Participant’s Total Compensation deferred by the Participant while the Participant was not an employee of the Employer in Band 00, 01, 02, 03 or 4a under the terms described in subparagraph (b)(ii) and paragraph (c) of this section ; and (ii) a Participant who is a Retirement Zone Participant under the terms of the Whirlpool Employees Pension Plan and who is in Band 4 shall receive an Employer Matching Contribution Credit for Plan Years beginning before January 1, 2010 under a special formula based on the percentage shown in subparagraph (c) (to the extent permitted under Section 409A), which shall be reduced by the amount of employer matching contributions, if any, made for the Participant under the 401(k) Retirement Plan, provided that either (i) the Participant is an Employee on the last day of the Plan Year, or (ii) the Participant terminated employment due to death, Disability, or retirement during the Plan Year.

(c)	With respect to Plan Years beginning before January 1, 2010, for a Participant who is a Retirement Zone Participant under the terms of the Whirlpool Employees Pension Plan and who is in Band 4, the amount of the Employer Matching Contribution Credit for each Plan Year, before reduction as described in paragraph (b) above, shall be determined by applying the Company’s matching percentage for that Plan Year by that portion of the Participant’s Total Compensation that such Participant elects to defer under this Supplement A for such year, which shall not exceed five percent (5%) of the Participant’s Total Compensation. Management shall establish performance goals it deems appropriate for paying the Employer Matching Contribution Credit. Once established, management in its sole discretion may revise such performance goals at any time to take into account occurrences other than those occurring in the ordinary course of business for the Plan Year, or other unusual circumstances, including but not limited to (1) the sale or purchase of some or all of the assets or stock of the Company, (2) a material change in the Company’s debt-to-equity ratio, (3) repurchase by the Company of its stock, (4) issuance by the Company of new stock, (5) adjustments to earnings and other financial measures to exclude the effect of unusual or extraordinary items, (6) acquisitions and divestitures, (7) regulatory or legislative changes, and (8) accounting changes. The Company’s actual matching percentage for a Plan Year shall be determined after the end of the Plan Year as the percentage that applies to the actual performance goal attained by the Company for the Plan Year, provided, however, that the matching percentage shall not be less than twenty-five percent (25%).

A-4.2 Timing of Employer Matching Contribution Credits

Employer Matching Contribution Credits for any Plan Year shall be made after the end of such Plan Year, provided, however, that in the Plan Year of a Participant’s Separation from Service, such Contribution Credits shall be made as soon as administratively practicable after the Participant’s Separation from Service.

A-4.3 Special Rule Regarding 2007 Deemed Matching Contribution Credits

The Company will make a Contribution Credit to the Restoration Account of each Participant in the Plan for 2007 in an amount equal to the Employer Matching Contribution Credit that would have been credited to such Participant’s Restoration Account if such Participant’s bonus paid under the Company’s Performance Excellence Plan in March of 2007 had been Compensation eligible for deferral in 2007 under this Supplement A (the “Deemed Matching Contribution Credit”).

Article A-5. Automatic Company Contribution Credits

A-5.1 Automatic Company Contribution Credits

For each Plan Year the Company shall make a contribution credit (an “Automatic Company Contribution Credit”) to the Restoration Account of each Participant in an amount equal to 3% of such Participant’s Total Compensation in excess of the Annual

Compensation Limit for such Plan Year, provided however, that a Participant who is a Retirement Zone Participant, as defined in the Whirlpool Employees Pension Plan, shall not be eligible to receive the Automatic Company Contribution Credit for Plan Years beginning before January 1, 2010.

A-5.2 Timing of Automatic Company Contribution Credits

Automatic Company Contribution Credits for any Plan Year shall be made after the end of such Plan Year, provided, however, that in the Plan Year of a Participant’s Separation from Service, such Contribution Credits shall be made as soon as administratively practicable after the Participant’s Separation from Service.

Article A-6. Accounts; Vesting; Earnings and Losses

A-6.1 Restoration Accounts

All Contribution Credits made on behalf of a Participant pursuant to Articles A-3, A-4 and A-5 of this Plan shall be credited by the Company to such Participant’s Restoration Account as of the date such Contribution Credit is made.

A-6.2 Participant Contribution Credit Subaccount

A Participant Contribution Credit Subaccount shall be maintained for each Participant representing the portion of such Participant’s Restoration Account resulting from Participant Contribution Credits.

A-6.3 Automatic Company Contribution Credit Subaccount

An Automatic Company Contribution Credit Subaccount shall be maintained for each Participant representing the portion of such Participant’s Restoration Account resulting from Automatic Company Contribution Credits.

A-6.4 Employer Matching Contribution Credit Subaccount

An Employer Matching Contribution Credit Subaccount shall be maintained for each Participant representing the portion of such Participant’s Restoration Account resulting from Employer Matching Contribution Credits and Deemed Matching Contribution Credits.

A-6.5 Vesting of Contribution Credits

A Participant shall at all times be vested in his or her Participant Contribution Credit Subaccount and Employer Matching Contribution Credit Subaccount. A Participant will attain a fully vested interest in the portion of his or her Automatic Company Contribution Subaccount attributable to Automatic Company Contribution Credits after the Participant has earned three years of vesting service with the Company or a Subsidiary as determined under the 401(k) Retirement Plan. Prior to that time, such Participant shall have a zero percent (0%) vested interest in such Automatic Company Contribution Credits.

A-6.6 Investment Options

The Company shall, from time to time, in its sole discretion, select one or more investment options (which may, but need not, be comparable to the investment options offered under the 401(k) Retirement Plan and shall not include Whirlpool Corporation stock) to be made available as the measuring standards for crediting earnings and losses to a Participant’s Restoration Account. A Participant may select from such investment options, in a manner established by the Company, the investment option or options to apply to his or her Restoration Account and may change such selections, all in accordance with such rules as the Company may establish. If a Participant fails to make an investment election under this Section A-6.6, his Restoration Account will be invested in a default investment fund designated by the Company.

A-6.7 Adjustment of Restoration Accounts

Restoration Accounts shall be adjusted for investment earnings or losses as of each business day. The earnings or losses to be credited to the portion of any Participant’s Restoration Account under this Section A-6.7 for any period shall be equivalent to the amount of earnings or losses which would have been credited to the Restoration Account if such portion of such Account had actually been invested in such investment options during such period in the manner selected by the Participant.

Article A-7. Distributions

A-7.1 Distribution of Benefits

A Participant’s Restoration Account shall be distributed at the time and in the form of payment specified in Article 7 and Article 4 of the Plan.

Article A-8. Amendment or Termination

A-8.1 Amendment and Termination

The Board of Directors shall have the right to amend this Supplement A from time to time or to terminate the accrual of benefits hereunder, but any such amendment or termination shall not reduce any Restoration Account of a Participant as of the date of the amendment. The Board of Directors may also elect to terminate this Supplement A and liquidate the Restoration Accounts of Participants hereunder in accordance with the provisions of Section 12.2 of the Plan, and in accordance with regulations promulgated by the Secretary of the Treasury under the Internal Revenue Code, including Section 409A.